Exhibit 10.16

AST & SCIENCE, LLC

December 15, 2020

Vodafone Ventures Limited

c/o Vodafone Group Services Limited

One Kingdom Street

Paddington Central, London W2 6BY

Attn: Vodafone Group General Counsel

& Company Secretary

Re: Commercial Agreement

Vodafone Ventures Limited:

Reference is made to that certain Amended & Restated Series B Preferred Shares Purchase Agreement dated as of February 4, 2020 (the “Series B Purchase Agreement”) by and among AST & Science, LLC (the “Company”) and certain “Purchasers” party thereto, including Vodafone Ventures Limited (“VVL”). Capitalized terms used without definition hereunder shall have the meanings ascribed to such terms in the Series B Purchase Agreement.

As you know, the Series B Purchase Agreement, which remains in full force and effect, including in relation to Annex 1, contemplates in Section 6.3(a) that VVL and the Company will negotiate and enter into the Vodafone Commercial Agreements, which agreements will include the matters specified on Annex 1 to the Series B Purchase Agreement. As you also know, concurrently with the execution of this letter agreement, the Company and certain of its existing equity holders are entering into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with New Providence Acquisition Corp. (“NPA”) and New Providence Management LLC (“NPA Sponsor”). The Equity Purchase Agreement contemplates a series of transactions the consummation of which will result in (i) NPA becoming the managing member of the Company and a publicly listed and traded holding company for the Company’s business (NPA after the closing of the Equity Purchase Agreement, “PubCo”), (ii) each of PubCo and the Company undergoing a recapitalization transaction to structure the ongoing business into an “UP-C” structure and receive up to $400 million of new investment capital from NPA investors in a concurrent private offering of PubCo equity and (iii) in connection with the foregoing, the amendment and restatement of the Company’s limited liability company operating agreement, the adoption of a new charter and bylaws for PubCo (which will be renamed “AST SpaceMobile, Inc.”), entry into a stockholders’ agreement among the PubCo, NPA Sponsor and certain of AST’s existing equity holders, among other ancillary agreements facilitative to the foregoing (the transactions and agreements contemplated by the Equity Purchase Agreement, collectively, the “Going Public Transactions”).

As a result of Going Public Transactions, at the closing of the Equity Purchase Agreement, each of the Investors’ Rights Agreement, Right of First Refusal and Co-Sale Agreement and Voting Agreement entered into in connection with the Series B Purchase Agreement will be terminated. Those agreements contemplated, among other things, a series of VVL governance rights which relate principally to VVL’s commercial dealings with the Company. In connection with the Going Public Transactions, and in light of the termination of the aforementioned VVL governance rights, the parties hereto hereby agree that (i) the Vodafone Commercial Agreements, which will include all covenants of the Company specified in this letter agreement as integral terms thereof, will be negotiated and entered into between the Company, on the one hand, and Vodafone Group Services Limited, or its applicable affiliate, rather than VVL, on the other hand, (ii) all references to “Vodafone” in Annex 1 to the Series B Purchase Agreement shall be understood for all purposes to be references to Vodafone Group Services Limited or its applicable affiliates (other than VVL), and (iii) VVL shall have no liability to the Company or its affiliates relating to or in connection with the Vodafone Commercial Agreements or the negotiation, entry into, delivery or performance of the Vodafone Commercial Agreements.

In addition, the parties hereto hereby agree that the Vodafone Commercial Agreements shall contain the following additional covenants, which are intended to facilitate achieving the mutual business goals of the parties and their affiliates and which shall be binding on the Company and its affiliates unless otherwise agreed to by Vodafone Group Services Limited in writing in advance:

(1)	neither the Company nor its subsidiaries will enter into any material corporate strategic relationship or material commercial agreement with a party other than Vodafone Group Services Limited or its affiliates that would be reasonably expected to materially frustrate the Company’s ability to enter into, or satisfy its obligations under, the Vodafone Commercial Agreements; provided, however, that the foregoing shall in no event limit the ability of the Company or its subsidiaries to enter into (x) the Rakuten Commercial Agreements, (y) ordinary course agreements, or (z) any other agreements contemplated by the then-current business plan (“Business Plan”) for PubCo and the Company adopted by the board of directors of PubCo from time-to-time;

(2)	subject to compliance with applicable law, the Company will allocate sufficient funds in the capital budget for PubCo and the Company, including amendments thereof, to facilitate compliance with the Company’s obligations under the Vodafone Commercial Agreements or the Company’s obligations with respect the Vodafone Commercial Agreements under the Series B Purchase Agreement; and

(3)	subject to compliance with applicable law, the Company will not alter the Business Plan in a manner that is materially detrimental to the Company’s ability to promptly enter into, deliver, or satisfy its obligations under, the Vodafone Commercial Agreements.

In furtherance of the foregoing, the parties hereto hereby agree that prior to the execution and delivery of the Vodafone Commercial Agreements and the effectiveness thereof, each of the Company, PubCo, and their applicable subsidiaries shall comply with, or cause its subsidiaries to comply with, each of the covenants set forth in clauses (1) through (3) above unless otherwise agreed to by Vodafone Group Services Limited in writing in advance.

This letter agreement shall take effect upon the closing of the Equity Purchase Agreement. Following such effectiveness (if any), this letter agreement shall terminate and be of no further force or effect upon the execution of the Vodafone Commercial Agreements. This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement, the rights and duties of the parties hereunder, any disputes (whether in contract, tort or statute), and the legal relations among the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its provisions or principles of conflicts of laws. Each party to this letter agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection which such party may now or hereafter have to the venue of the state or federal court in the State of Delaware having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum. This letter agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document. All counterparts will be construed together and will constitute one instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement on the date first written above, to be effective as of and conditioned on the Closing as defined in the Equity Purchase Agreement.

Very truly yours,

AST & SCIENCE, LLC

/s/ Thomas E. Severson, Jr.
Thomas E Severson, Jr., CFO

AGREED AND ACCEPTED:

VODAFONE VENTURES LIMITED

By:	/s/ Edward Verner
Name:	Edward Verner
Title:	Authorized Signatory

VODAFONE GROUP SERVICES LIMITED

By:	/s/ Johan Wibergh
Name:	Johan Wibergh
Title:	Group CTO